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                                                                    Exhibit 21.1


EX-21.1     Subsidiaries of Electronics Boutique Holdings Corp.


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                                 EXHIBIT 21.1

             SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.    Electronics Boutique Investment Corp., a Delaware corporation
2.    Electronics Boutique of America Inc., a Pennsylvania corporation
3.    Elbo, Inc., a Delaware corporation
4.    Electronics Boutique Canada, Inc., an Ontario corporation
5.    E.B. International, Inc., a Pennsylvania corporation
6.    Electronics Boutique Korea, Inc., a South Korea corporation
7.    Electronics Boutique Australia Pty Ltd., an Australia corporation
8.    EB Finance Inc., a Delaware corporation
9.    EB Catalog Company, Inc., a Nevada corporation
10.   EBWorld.com, Inc., a Nevada corporation